Securities and Exchange Commission

100 F Street N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Nuveen Preferred Securities Fund and Nuveen NWQ Flexible Income Fund (two of the Funds constituting Nuveen Investment Trust V) and are in agreement with the statements contained in Sub-Item 102J of Form N-SAR. We have no basis to agree or disagree with other statements of the registrant contained therein.


/s/ ERNST & YOUNG LLP

Chicago, Illinois
November 21, 2014












A member firm of Ernst & Young Global Limited